Exhibit 99.1

222 LAKEVIEW AVENUE, SUITE 1500, WEST PALM BEACH, FL 33401

NEWS RELEASE

FOR IMMEDIATE RELEASE

TODHUNTER INTERNATIONAL, INC., ANNOUNCES RECEIPT OF OFFER TO PURCHASE
$10 MILLION OF NEWLY ISSUED SHARES; ELECTS FOUR MEMBERS TO THE BOARD
OF DIRECTORS AND RE-APPOINTS MEMBERS OF THE AUDIT COMMITTEE

WEST PALM BEACH, FLORIDA—March 16, 2004—Todhunter International, Inc. (AMEX: THT), producer and distributor of the Cruzan line of rums from the Virgin Islands and a leading distiller of rum, brandy and importer and marketer of premium branded spirits, today reported that it has received from Angostura Limited, the Company’s majority owner, an offer to purchase $10 million of newly-issued shares of the Company.  The purchase price would be the greater of the closing quotation of the Company’s stock on the American Stock Exchange (AMEX) on the date immediately preceding the closing date of the transaction, or the average of the closing quotations of the Company’s stock on AMEX for the 30 days immediately preceding the closing date.  Angostura would pay all of Todhunter International, Inc.’s normal expenses related to this transaction.  The proceeds would be used by the Company principally to assist in the funding of the growth initiatives for Cruzan Rum.  The stock purchase is subject to approval of the transaction by the Board of Directors of the Company.  The Board has asked the Special Committee of independent directors, previously formed to explore the possibility of entering into a going-private transaction, to review the fairness of the offer.

The Company announced that there remains the possibility of a going-private transaction if an offer is received from Angostura Limited or any other third party.  Representatives of Angostura Limited have told the Company they remain interested in a going-private transaction, but have not as of yet made an offer for such a transaction.

At its Annual Shareholders’ Meeting today, Jay S. Maltby, D. Chris Mitchell, and Edward F. McDonnell were re-elected to the Board to serve terms through the date of the 2007 Annual Shareholders’ Meeting, and Michael E. Carballo was elected to the Board of Directors to serve a term through the date of the 2006 Annual Shareholders’ Meeting.

Finally, at its Board of Directors Meeting today, the Board re-appointed Leonard G. Rogers, Donald L. Kasun and Edward F. McDonnell as members of the Audit Committee and specifically determined that these directors were “independent” pursuant to applicable AMEX and SEC regulations and are otherwise qualified to continue to serve on the Audit Committee.

Todhunter International, Inc. is a major supplier of rum, brandy and wine to the beverage alcohol industry.  The Company also produces ultra-premium single-barrel aged rums and tropical rums, vinegar and other alcohol-related products.

Statements contained in this press release, other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Todhunter intends that such forward-looking statements shall be subject to the safe harbors created thereby.  These statements involve various risks and uncertainties, including without limitation those contained in the section entitled “Forward-Looking Statements” in Todhunter’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003. As a result, future results may differ materially from the expected results represented by the forward-looking statements contained in this press release.  The forward-looking statements are made as of the date of these statements and Todhunter undertakes no obligation to update or revise the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

Contact:	Ezra Shashoua, Executive Vice President & Chief Financial Officer
William J. Viggiano, Controller
(561) 655-8977